Exhibit 10.4b

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment to the Amended and Restated Employment Agreement is entered into as of April 7, 2008 (the “Effective Date”) by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and ELOISE E. SCHMITZ, an adult resident of Missouri (the “Executive”).

WHEREAS, the Company and the Executive entered into a Amended and Restated Employment Agreement effective August 1, 2007 (the “Agreement”);

WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein;

NOW, THEREFORE, intending to be legally bound and in consideration of the covenants and promises set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that the Agreement shall be amended as follows:

1.  The first sentence of Section 3 is hereby replaced in totality with the following: "Executive shall serve as Senior Vice President, Strategic Planning and Interim Chief Financial Officer reporting to the Chief Executive Officer, but with other reporting relationships as shall be determined by the Chief Executive Officer from time to time, with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the financial planning, reporting and strategic planning for the Company and management of all personnel reporting to the Chief Financial Officer.  At any time in the future at his discretion, effective upon oral or written notice to Executive, the Chief Executive Officer may remove “and Interim Chief Financial Officer” from Executive’s title and remove from her job function some or all responsibilities duties and authorities normally accruing to a Chief Financial Officer."

2.  In Section 5 of the Agreement, Executive’s Annual Base Salary shall be $500,000 for the period during which Executive serves as Interim Chief Financial Officer.

3.  In Section 6 of the Agreement, the Executive’s eligibility to receive a Target Bonus of “up to 50% of Executive’s Annual Base Salary” is hereby revised to add “but up to 75% of Executive’s Annual Base Salary for such period that Executive serves as Interim Chief Financial Officer”.

4.  If, at any time, Executive's title and responsibilities as Interim Chief Financial Officer shall cease, the amendments herein to Sections 3, 5 and 6 shall no longer have any further effect and the original Sections 3, 5 and 6 of the Agreement shall be reinstated as stated prior to this amendment, provided that any additional Bonus earned pursuant to the increase in the percentage of Target Bonus set forth in paragraph 3 above and not paid at the time of reinstatement of  Section 6 of the Agreement, shall be paid to Executive at the time of the payment of the remainder of the annual bonus, if any.

The Company and the Executive agree that all other provisions of the Agreement (including the remainder of Sections 3, 5 and 6) shall remain in full force and effect until expiration or earlier termination upon the terms therein.

IN WITNESS WHEREOF, the Company and the Executive have each caused this Amendment to Restated and Amended Employment Agreement to be duly executed on its behalf as of the date first above written.

CHARTER COMMUNICATIONS, INC.

By: /s/ Lynne F. Ramsey
Name:  Lynne F. Ramsey
Title:  SVP, Human Resources

EXECUTIVE

___/s/ Eloise E. Schmitz__________
Name:  Eloise E. Schmitz